                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                      13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(A)
                               (AMENDMENT NO. 2)(1)


                                D.R. Horton, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   23331A 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                           Paul W. Buchschacher, Esq.
                                D.R. Horton, Inc.
                         1901 Ascension Blvd., Suite 100
                               Arlington, TX 76006
                                 (817) 856-8200
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 21, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                  Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 10 Pages)

--------------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23331A 10 9                  13D                    Page 2 of 10 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Terrill J. Horton
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                     (b)  [x]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------

                               7  SOLE VOTING POWER
    NUMBER OF
                                  4,056,623
     SHARES                    -------------------------------------------------
                               8  SHARED VOTING POWER
  BENEFICIALLY
                                  -0-
    OWNED BY                   -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
      EACH
                                  4,056,623
   REPORTING
                               -------------------------------------------------
    PERSON                     10 SHARED DISPOSITIVE POWER

     WITH                         -0-

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,056,623
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23331A 10 9                  13D                    Page 3 of 10 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Ray Horton Trust
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                     (b)  [x]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------

                               7  SOLE VOTING POWER
    NUMBER OF
                                  499,995
     SHARES                    -------------------------------------------------
                               8  SHARED VOTING POWER
  BENEFICIALLY
                                  -0-
    OWNED BY                   -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
      EACH
                                  499,995
   REPORTING
                               -------------------------------------------------
    PERSON                     10 SHARED DISPOSITIVE POWER

     WITH                         -0-

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          499,995
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.5%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23331A 10 9                  13D                    Page 4 of 10 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Martha Elizabeth Horton Trust
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                     (b)  [x]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------

                               7  SOLE VOTING POWER
    NUMBER OF
                                  456,002
     SHARES                    -------------------------------------------------
                               8  SHARED VOTING POWER
  BENEFICIALLY
                                  -0-
    OWNED BY                   -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
      EACH
                                  456,002
   REPORTING
                               -------------------------------------------------
    PERSON                     10 SHARED DISPOSITIVE POWER

     WITH                         -0-

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          456,002
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.5%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23331A 10 9                  13D                    Page 5 of 10 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Ryan Horton Trust
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                     (b)  [x]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------

                               7  SOLE VOTING POWER
    NUMBER OF
                                  1,179,795
     SHARES                    -------------------------------------------------
                               8  SHARED VOTING POWER
  BENEFICIALLY
                                  -0-
    OWNED BY                   -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
      EACH
                                  1,179,795
   REPORTING
                               -------------------------------------------------
    PERSON                     10 SHARED DISPOSITIVE POWER

     WITH                         -0-

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,179,795
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23331A 10 9                  13D                    Page 6 of 10 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Douglas Reagan Horton Trust
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                     (b)  [x]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------

                               7  SOLE VOTING POWER
    NUMBER OF
                                  1,179,795
     SHARES                    -------------------------------------------------
                               8  SHARED VOTING POWER
  BENEFICIALLY
                                  -0-
    OWNED BY                   -------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
      EACH
                                  1,179,795
   REPORTING
                               -------------------------------------------------
    PERSON                     10 SHARED DISPOSITIVE POWER

     WITH                         -0-

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,179,795
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
          N/A
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23331A 10 9                  13D                    Page 7 of 10 Pages


         This Amendment No. 2 amends and supplements the Statement on Schedule 13D filed with the Securities and Exchange Commission on October 31, 2001, as amended by Amendment No. 1 filed on February 22, 2002 (the "Statement"). Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Statement.

Item 5.  Interest In Securities Of The Issuer.


         At February 21, 2002:

         (a) - (b)

         The Reporting Person

                  (a)      Amount Beneficially Owned:  4,056,623

                           Percent of Class: 4.2%, based upon 97,266,274 Shares outstanding on February 21, 2002 (reflects issuance of 20,082,723 Shares in connection with the acquisition of Schuler Homes on February 21, 2002).

                  (b)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    4,056,623

                           (ii)     Shared power to vote or to direct the vote:
                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of: 4,056,623

                           (iv) Shared power to dispose or to direct the disposition of: -0-

         The Donald Ray Horton Trust

                  (a)      Amount Beneficially Owned:  499,995

                           Percent of Class: 0.5%, based upon 97,266,274 Shares outstanding on February 21, 2002 (reflects issuance of 20,082,723 Shares in connection with the acquisition of Schuler Homes on February 21, 2002).

                  (b)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    499,995

                           (ii)     Shared power to vote or to direct the vote:
                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of: 499,995

CUSIP No. 23331A 10 9                  13D                    Page 8 of 10 Pages

                           (iv) Shared power to dispose or to direct the disposition of: -0-

         The Martha Elizabeth Horton Trust

                  (a)      Amount Beneficially Owned:  456,002

                           Percent of Class: 0.5%, based upon 97,266,274 Shares outstanding on February 21, 2002 (reflects issuance of 20,082,723 Shares in connection with the acquisition of Schuler Homes on February 21, 2002).

                  (b)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    456,002

                           (ii)     Shared power to vote or to direct the vote:
                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of: 456,002

                           (iv) Shared power to dispose or to direct the disposition of: -0-

         The Donald Ryan Horton Trust

                  (a)      Amount Beneficially Owned:  1,179,795

                           Percent of Class: 1.2%, based upon 97,266,274 Shares outstanding on February 21, 2002 (reflects issuance of 20,082,723 Shares in connection with the acquisition of Schuler Homes on February 21, 2002).

                  (b)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    1,179,795

                           (ii)     Shared power to vote or to direct the vote:
                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of: 1,179,795

                           (iv) Shared power to dispose or to direct the disposition of: -0-

         The Douglas Reagan Horton Trust

                  (a)      Amount Beneficially Owned:  1,179,795

                           Percent of Class: 1.2%, based upon 97,266,274 Shares outstanding on February 21, 2002 (reflects issuance of 20,082,723 Shares in connection with the acquisition of Schuler Homes on February 21, 2002).

CUSIP No. 23331A 10 9                  13D                    Page 9 of 10 Pages

                  (b)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    1,179,795

                           (ii)     Shared power to vote or to direct the vote:
                                    -0-

                           (iii) Sole power to dispose or to direct the disposition of: 1,179,795

                           (iv) Shared power to dispose or to direct the disposition of: -0-



         The Reporting Person and each of the Trusts:

         (c) On January 28, 2002, the Reporting Person sold 2,500 Shares in settlement of an in-the-money derivative security at the sale price of $30 per Share. On February 15, 2002, the Reporting Person sold 47,500 Shares in settlement of an in-the-money derivative security at the sale price of $30 per Share. The Trusts have not engaged in any transactions in the Issuer's Shares during the sixty-day period immediately preceding the date of this Amendment No. 2 to Schedule 13D.

         (d)      Not Applicable.

         (e) On February 21, 2002, as a result of the issuance of 20,082,723 Shares in connection with the acquisition of Schuler Homes, the Reporting Person and each of the Trusts ceased to be the beneficial owners of more than five percent of the outstanding Shares of the Issuer.

CUSIP No. 23331A 10 9                  13D                   Page 10 of 10 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: March 11, 2002                                  /s/ Terrill J. Horton
                                                    ----------------------------
                                                              Signature

                                                          Terrill J. Horton
                                                    ----------------------------
                                                                 Name

                                              The Donald Ray Horton Trust

                                              By:  /s/ Terrill J. Horton
                                                 -------------------------------
                                                   Terrill J. Horton, Trustee

                                              The Martha Elizabeth Horton Trust

                                              By:  /s/ Terrill J. Horton
                                                 -------------------------------
                                                   Terrill J. Horton, Trustee

                                              The Donald Ryan Horton Trust

                                              By:  /s/ Terrill J. Horton
                                                 -------------------------------
                                                   Terrill J. Horton, Trustee

                                              The Douglas Reagan Horton Trust

                                              By:  /s/ Terrill J. Horton
                                                 -------------------------------
                                                   Terrill J. Horton, Trustee